AMENDMENT TO THE SERIES B CONVERTIBLE STOCK PURCHASE
AGREEMENT

This Amendment to the Series B Convertible Preferred Stock Purchase Agreement (the “Amendment”) is made as of October 26, 2006, by and among Dolce Ventures, Inc., a Utah corporation (the “Company”), Vision Opportunity Master Fund, Ltd., and each of the other parties set forth on the signature page hereto (collectively, the “Purchasers”).

Recitals

WHEREAS, on September 7, 2006, the Company and the Purchasers entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), Section 3.21 of which requires that the Company deposit an aggregate of 3,245,784 shares of Common Stock in an escrow account, as adjustment shares, to be issued to the Series B Purchasers in proportion to their purchases of the Preferred Shares if the Company fails to meet certain revenue targets for its fiscal year 2006 or 2007, and in each such failure, the Company shall issue or cause to be issued from the Adjustment Account 1,622,892 Adjustment Shares under certain conditions;

WHEREAS, the amount of the Adjustment Shares was established and agreed to by the parties based on a total financing of $12,800,000, as originally contemplated by the parties to the Stock Purchase Agreement, through a series of private offerings of shares of Series B Convertible Preferred Stock of the Company;

WHEREAS, the total amount of the private financing of the Company was $9,281,600;

WHEREAS, the parties hereto have agreed that the amount of the Adjustment Shares under Section 3.21 of the Stock Purchase Agreement should be reduced proportionally, and Schedule 3.8 to the Stock Purchase Agreement which provides for the use of proceeds of the financing should be amended, each to reflect the reduced amount of the total financing; and

WHEREAS, the parties hereto have agreed to amend the Stock Purchase Agreement as hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

Section 1. Amendment to the Stock Purchase Agreement.

A. The parties agree that Section 3.21 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 3.21 Revenue Targets. The Company shall establish an adjustment escrow account (the “Adjustment Account”) in its name in which the Company shall deposit 2,353,518 shares of Common Stock to be issued to the Purchasers, along with each other purchaser of Series B Convertible Preferred Stock in an Additional Series B Financing (collectively, the “Series B Purchasers”), as adjustment shares (the “Adjustment Shares”) with respect to the Company’s audited earnings after taxes. The Adjustment Account shall be managed by a third party law firm acting as escrow agent for such purpose. In the event that (A) the Company’s earnings after taxes for its 2006 fiscal year is less than $5,795,000 or (B) (i) if, by the end of its 2007 fiscal year the Company has raised not less than $20,000,000 through the exercise of warrants or through an equity or debt offering (the “Capital Condition”), the Company’s earnings after taxes for its 2007 fiscal year is less than $9,120,000 or (ii) if the Capital Condition has not been met, the Company’s earnings after taxes for its 2007 fiscal year is less than $7,900,000, the Company shall issue or cause to be issued from the Adjustment Account in each instance 1,176,756 Adjustment Shares; provided, however, that if by the end of its 2007 fiscal year the Company has met the Capital Condition by procuring not less then $20,000,000 in debt financing, the Company shall issue or cause to be issued one-half of the Adjustment Shares that would otherwise be due. The Adjustment Shares shall be issued to the Series B Purchasers in proportion to their purchases of the Preferred Shares promptly following public disclosure that such revenue target has not been achieved. In addition, if the Company shall determine to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), then the Company will cause all Adjustment Shares issued pursuant to this Section 3.21 to be included in such registration statement, all to the extent requisite to permit the resale by the Series B Purchasers of such Adjustment Shares.”

A. The parties agree that Schedule 3.8 to the Stock Purchase Agreement is amended to read in its entirety as follows:

SCHEDULE 3.8

Use of Proceeds

The following Use of Proceeds schedule assumes the use by the Company of $1.64 million of its existing funds in addition to the total amount raised in the closings of the sale of Preferred Stock and Warrants.

(Millions)
New Gas Distribution Terminals	$1.24
Industrial Projects	$0.4
New Small City Projects	$1.48
New Connections at Existing Small Cities	$4.26
New Connections at Existing Mid-Sized Cities	$0.74
Offering and Closing Costs	$2.80
Total	$10.92

Section 2. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents and any agreements, documents and instruments signed by the Company and any Purchaser in connection therewith shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 3. Miscellaneous.

A. Amendments and Waivers. The provisions of this Waiver, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a majority of the Registrable Securities outstanding.

B. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Stock Purchase Agreement Agreement.

C. Successors and Assigns. This Waiver shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

D. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

E. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Stock Purchase Agreement Agreement.

F. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

G. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

DOLCE VENTURES, INC.

By:
Name: Title:

PURCHASERS:

By:
Name: Title:

Exhibit A